Exhibit 10.1

THIRD AMENDMENT TO THE LOAN AND

SECURITY AGREEMENT

THIS THIRD AMENDMENT to the Loan and Security Agreement (this “Amendment”) is made effective as of January 27, 2022 (the “Amendment Date”) and made by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and FENNEC PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”).

WHEREAS, Bank and Borrower have entered into that certain Loan and Security Agreement, dated as of February 1, 2019 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Bank has provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Bank and Borrower desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

1.    Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.     Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions therein in alphabetical order:

“Resubmission Event” is the resubmission by Borrower for final NDA approval from the U.S. Food and Drug Administration for Borrower’s drug candidate currently named PEDMARK on or before March 31, 2022.

3.     Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Approval Event” is the receipt of the final NDA approval by Borrower from the U.S. Food and Drug Administration for Borrower’s drug candidate currently named PEDMARK on or before September 30, 2022.

“Second Draw Period” is the period commencing of the date of the occurrence of the Approval Event and ending on the earlier of (i) September 30, 2022 and (ii) the occurrence of an Event of Default; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the Approval Event an Event of Default has occurred and is continuing.

4.	Section 6.16 of the Loan Agreement is hereby amended and restated as follows:

6.16	Approval Event. The Approval Event must occur on or before September 30, 2022.

5.	The following Section 6.17 is hereby added to the Loan Agreement:

6.17	Resubmission Event. The Resubmission Event must occur on or before March 31, 2022.

6.	Exhibit C to the Loan Agreement is hereby amended and restated as set forth on Exhibit A hereto.

7.	Limitation of Amendment.

a.            The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which the Bank or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.            This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

8.     To induce the Bank to enter into this Amendment, Borrower hereby represents and warrants to the Bank as follows:

a.            Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.            Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.            The organizational documents of Borrower delivered to the Bank on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Bank, if any, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.            The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, will not constitute an event of default under any material agreement with a Person binding on Borrower, or a breach of any provision contained in the Articles of Incorporation or Bylaws of Borrower; and

e.            This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and by general equitable principles.

9.     Borrower hereby remises, releases, acquits, satisfies and forever discharges the Bank, its agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Bank (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof and through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Bank to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Bank or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

10.   Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

11.   This Amendment shall be deemed effective as of the Amendment Date upon the due execution and delivery to the Bank of this Amendment by each party hereto.

12.   This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

13.   This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to the Loan and Security Agreement to be executed as of the date first set forth above.

Fennec pharmaceuticals, inc., A delaware corporation

By:	/s/ Robert Andrade
Name:	Robert Andrade
Title:	CFO

Western alliance bank, an arizona corporation

By:	/s/ Lan Zhu
Name:	Lan Zhu
Title:	VP, Life Sciences